UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 29, 2013

A123 SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34463	04-3583876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 778-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

As previously disclosed, on October 16, 2012, A123 Systems, Inc. (“A123” or the “Company”) and all of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, and the filing therein, the “Chapter 11 Filing”). The Chapter 11 cases are jointly administered under the caption “In re A123 Systems, Inc., et. al.” Case No. 12-12859.

In December 2012, the Company announced that, pursuant to an auction conducted pursuant to Section 363 of the federal Bankruptcy Code, it had reached agreement on the terms of an asset purchase agreement with Wanxiang America Corporation (“Wanxiang”) through which Wanxiang would acquire substantially all of A123’s assets for $256.6 million in cash (the “Wanxiang APA”) and an additional asset purchase agreement with Navitas Advanced Solutions Group LLC (“Navitas”) through which Navitas would acquire A123’s Ann Arbor Michigan-based government business (the “Navitas APA”), including all U.S. Military contracts, for $2.25 million in cash (together, the “Proposed Sales”).

On December 11, 2012, the Bankruptcy Court issued an order approving the Proposed Sales, and on January 29, 2013, the Company announced that it had completed the Proposed Sales.

On January 29, 2013, prior to the closing of the Proposed Sales, the Company and Navitas executed an amendment to the Navitas APA, which, among other things, reduced the purchase price payable by Navitas pursuant to the Navitas APA from $2.25 million to $2 million.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 is incorporated by reference into this Item 2.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company’s continuing bankruptcy proceedings and reduced needs for non-management directors, on January 31, 2013, Gururaj Deshpande, Arthur Goldstein and Gary Haroian resigned from the board of directors (the “Board of Directors”) of the Company.

In connection with the closing of the asset sales to Wanxiang and Navitas discussed above, the Company terminated the employment of following officers of the Company:  David Vieau, the Company’s President and Chief Executive Officer, David Prystash, the Company’s Chief Financial Officer and Principal Financial Officer, Richard Johnson, the Company’s Chief Accounting Officer, Gilbert Riley, the Company’s Chief Technology Officer, Edward Kopkowski, the Company’s Chief Operating Officer, Jason Forcier, the Company’s Vice President, Automotive Solutions Group, Robert Johnson, the Company’s Vice President and General Manager, Energy Solutions Group and Eric Pyenson, the Company’s Vice President and General Counsel.

Effective February 4, 2012, David Vieau was elected the President, Treasurer and Secretary of the Company.  Mr. Vieau, age 61, served as the Company’s President and Chief Executive Officer from March 2002 until January 2013, and has served as a member of the Board of Directors since March 2002.

On January 29, 2013, the Company entered into Consulting Agreements with each of Eric Pyenson and David Prystash.  On February 1, 2013, the Company executed amendments to both consulting agreements, correcting the salaries in both agreements.  The consulting agreement with Mr. Pyenson provides that Mr. Pyenson shall continue to serve as the Company’s General Counsel, and specifically will assist with the wind down and liquidation of the Company’s estate as well as post closing matters relating to the Wanxiang APA and Navitas APA.  Pursuant to the amended consulting agreement, the Company shall pay Mr. Pyenson a fixed rate of $32,800 per month for the services to be performed under the consulting agreement.  The services to be rendered by Mr. Pyenson pursuant to the Consulting Agreement shall be terminated on April 30, 2013, unless extended by the written agreement of both parties.

The consulting agreement with Mr. Prystash provides that Mr. Prystash shall continue to serve as the Company’s Chief Financial Officer, and specifically will assist with the closing and liquidation of the Company’s estate.  Pursuant to the amended consulting agreement, the Company shall pay Mr. Prystash a fixed rate of $38,800 per month for the services to be performed under the Consulting Agreement.  The services to be rendered by Mr. Prystash pursuant to the consulting agreement shall be terminated on April 30, 2013, unless extended by the written agreement of both parties.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

10.1	Amendment, dated January 29, 2013, to the Asset Purchase Agreement, dated December 11, 2012, between the Company and Navitas Advanced Solutions Group LLC.

10.2	Consulting Agreement, dated January 29, 2013, between the Company and Eric Pyenson.

10.3	Consulting Agreement, dated January 29, 2013, between the Company and David Prystash.

99.1	Press Release, January 29, 2013, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.
(Registrant)

Date: February 4, 2013	By:	/s/ Eric J. Pyenson
		Name:	Eric J. Pyenson
		Title:	General Counsel